EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to shares of Class A common stock, par value $0.01 per share of Infinity Natural Resources, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of May 13, 2025.

WEBS CREEK CAPITAL MANAGEMENT LP

By:	Webs Creek CM GenPar LLC,
its general partner

	By:	/s/ Stephen Thomas
Stephen Thomas
Manager

WEBS CREEK CM GENPAR LLC

/s/ Stephen Thomas
Stephen Thomas
Manager

/s/ Stephen Thomas
Stephen Thomas, in his individual capacity